Exhibit 99.1

Texas Roadhouse, Inc. Announces Third Quarter 2009 Results

LOUISVILLE, KY (November 2, 2009) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 39 week periods ended September 29, 2009.

	Third Quarter			Year to Date
($000’s)	2009	2008	% Change	2009	2008	% Change

Total revenue	226,467	217,735	4	714,963	646,259	11
Income from operations	17,281	13,421	29	61,058	51,161	19
Net income (1)	10,695	8,644	24	38,770	32,029	21
Diluted EPS	$0.15	$0.12	27	$0.54	$0.43	28

(1) Net income refers to Net income attributable to Texas Roadhouse, Inc. and subsidiaries.

Results for the quarter included:

•                  Comparable restaurant sales decreased 4.6% at company-owned restaurants and decreased 3.6% at franchise restaurants;

•                  One company restaurant and two franchise restaurants opened, while two company restaurants closed;

•                  Restaurant margins increased 133 basis points;

•                  Diluted earnings per share increased 27% to $0.15 from $0.12 in the prior year period.

Results year-to-date included:

•                  Comparable restaurant sales decreased 3.0% at both company-owned restaurants and franchise restaurants;

•                  Twelve company restaurants and three franchise restaurants opened, while two company restaurants and one franchise restaurant closed;

•                  Restaurant margins increased 9 basis points;

•                  Diluted earnings per share increased 28% to $0.54 from $0.43 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “Sales trends improved during the third quarter and into the start of the fourth, although they still remain negative.  We have continued to experience positive earnings growth due to lower pre-opening costs, a favorable commodity cost environment and the ability of our operators to manage the business in a declining sales environment.  Financially, we have continued generating positive free cash flow, thereby enabling us to strengthen an already conservative balance sheet.  For the balance of 2009 and into 2010, we believe we are well-positioned from a value, operational and financial position.”

Outlook for 2009

The Company reported that comparable restaurant sales for the first four weeks of the fourth quarter of fiscal 2009 decreased 2.3% compared to the same period of the prior year.

The Company announced it is now estimating that 2009 diluted earnings per share growth will be approximately 20% as compared to its 53 week 2008 year.  The Company’s target is based, in part, on the following assumptions for 2009:

•                  17 company and three franchise restaurant openings;

•                  Total capital expenditures of $50-55 million; and

•                  Food cost deflation of 2.5% to 3.0%.

The Company reminds investors that its fourth quarter of fiscal 2008 was a 14 week quarter as compared to a 13 week quarter in fiscal 2009 due to fiscal 2008 being a 53 week year.  The Company estimates the extra week in the fourth quarter of 2008 accounted for $0.03 in diluted earnings per share.

Outlook for 2010

Plans relating to fiscal 2010 have not yet been finalized. However, the Company announced that if comparable restaurant sales were negative 2% to flat for the year, 2010 diluted earnings per share growth would likely be flat to up 10% compared to 2009.  This is based on the following assumptions:

•                  Approximately 15 company restaurant openings;

•                  Total capital expenditures of $50-55 million; and

•                  Food cost deflation of 2.0-3.0%.

Conference Call

The Company is hosting a conference call today, November 2, 2009, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 637-7710 or (913) 312-0849 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (888) 203-1112 or (719) 457-0820 for international calls, and use 1604475 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 325 restaurants system-wide in 46 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant operating costs, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations	Media

Price Cooper	Travis Doster

502-515-7300	502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 23,	September 29,	September 23,
	2009	2008	2009	2008
Revenue:
Restaurant sales	$224,417	$215,739	$708,808	$639,127
Franchise royalties and fees	2,050	1,996	6,155	7,132

Total revenue	226,467	217,735	714,963	646,259

Costs and expenses:
Restaurant operating costs:
Cost of sales	74,489	76,845	237,844	225,205
Labor	67,630	63,750	210,203	183,996
Rent	5,029	4,248	14,870	11,138
Other operating	38,778	36,772	119,450	105,368
Pre-opening	1,194	2,935	4,411	8,973
Depreciation and amortization	10,395	9,444	31,482	27,056
Impairment and closure	(201)	43	(273)	777
General and administrative	11,872	10,277	35,918	32,585

Total costs and expenses	209,186	204,314	653,905	595,098

Income from operations	17,281	13,421	61,058	51,161

Interest expense, net	784	974	2,517	2,336
Equity income from investments in unconsolidated affiliates	36	45	185	184

Income before taxes	16,533	12,492	58,726	49,009
Provision for income taxes	5,431	3,906	18,582	16,498
Net income including noncontrolling interests	$11,102	$8,586	$40,144	$32,511
Less: Net income attributable to noncontrolling interests	407	(58)	1,374	482
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$10,695	$8,644	$38,770	$32,029

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.15	$0.12	$0.56	$0.43
Diluted	$0.15	$0.12	$0.54	$0.43

Weighted average shares outstanding:
Basic	70,204	71,947	69,847	73,649
Diluted	71,550	73,303	71,151	75,242

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

	(unaudited)
	September 29, 2009	December 30, 2008

Cash and cash equivalents	$35,833	$5,258
Other current assets	20,814	29,550
Property and equipment, net	457,267	456,132
Goodwill	114,859	114,807
Intangible asset, net	11,958	12,807
Other assets	5,901	4,109

Total assets	$646,632	$622,663

Current maturities of long-term debt and obligations under capital leases	240	228
Other current liabilities	76,179	99,415
Long-term debt and obligations under capital leases, excluding current maturities	126,243	132,482
Other liabilities	32,377	27,741
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	409,068	359,990
Noncontrolling interests	2,525	2,807

Total liabilities and equity	$646,632	$622,663

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands, except per share data)

(unaudited)

	39 Weeks Ended
	September 29,	September 23,
	2009	2008

Cash flows from operating activities:
Net income including noncontrolling interests	$40,144	$32,511
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	31,482	27,056
Share-based compensation expense	5,642	5,578
Other noncash adjustments	4,501	(1,152)
Change in working capital	(13,473)	(5,743)
Net cash provided by operating activities	68,296	58,250

Cash flows from investing activities:
Capital expenditures - property and equipment	(34,814)	(75,413)
Acquisition of franchise restaurants, net of cash acquired	25	(18,405)
Proceeds from sale of property and equipment, including insurance proceeds	2,329	289
Net cash used in investing activities	(32,460)	(93,529)

Cash flows from financing activities:
(Repayments)/proceeds from revolving credit facility, net	(6,000)	86,000
Repurchase of shares of common stock	—	(52,578)
Other financing activities	739	4,012
Net cash (used in)/provided by financing activities	(5,261)	37,434

Net increase in cash	30,575	2,155
Cash and cash equivalents - beginning of year	5,258	11,564
Cash and cash equivalents - end of year	35,833	13,719

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	Third Quarter		Change		Year to Date		Change
	2009	2008	vs LY		2009	2008	vs LY

Restaurant openings
Company	1	7	(6)		12	23	(11)
Franchise	2	1	1		3	1	2
Total	3	8	(5)		15	24	(9)

Restaurant acquisitions
Company	0	9	(9)		0	12	(12)
Franchise	0	(9)	9		0	(12)	12
Total	0	0	0		0	0	0

Restaurant closures
Company	(2)	0	(2)		(2)	(1)	(1)
Franchise	0	0	0		(1)	0	(1)
Total	(2)	0	(2)		(3)	(1)	(2)

Restaurants open at the end of the quarter
Company	255	238	17
Franchise	71	70	1
Total	326	308	18

Company-owned restaurants
Restaurant sales	$224,417	$215,739	4.0%		$708,808	$639,127	10.9%
Store weeks	3,331	3,000	11.0%		9,893	8,472	16.8%
Comparable restaurant sales growth (1)	(4.6)%	(3.2)%			(3.0)%	(1.5)%
Average unit volume (2)	$874	$927	(5.7)%		$2,792	$2,920	(4.4)%

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	33.2%	35.6%	(243	)bps	33.6%	35.2%	(168	)bps
Labor	30.1%	29.5%	59	bps	29.7%	28.8%	87	bps
Rent	2.2%	2.0%	27	bps	2.1%	1.7%	36	bps
Other operating	17.3%	17.0%	23	bps	16.9%	16.5%	37	bps
Total	82.8%	84.2%	(133	)bps	82.2%	82.3%	(9	)bps

Restaurant margins (3)	17.2%	15.8%	133	bps	17.8%	17.7%	9	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,050	$1,996	2.7%		$6,155	$7,132	(13.7)%
Store weeks	900	974	(7.6)%		2,694	3,041	(11.4)%
Comparable restaurant sales growth (1)	(3.6)%	(4.5)%			(3.0)%	(3.1)%
Average unit volume (2)	$856	$887	(3.5)%		$2,721	$2,804	(3.0)%

Pre-opening expense	$1,194	$2,935	(59.3)%		$4,411	$8,973	(50.8)%

Depreciation and amortization	$10,395	$9,444	10.1%		$31,482	$27,056	16.4%
As a % of revenue	4.6%	4.3%	25	bps	4.4%	4.2%	22	bps

General and administrative expenses	$11,872	$10,277	15.5%		$35,918	$32,585	10.2%
As a % of revenue	5.2%	4.7%	52	bps	5.0%	5.0%	(2	)bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volumes for Q3 2008 and 2008 YTD were adjusted to reflect restaurant sales of any acquired franchise restaurants as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

(3)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

NM - not meaningful

Amounts may not foot due to rounding.